Exhibit 4.3

WARRANT AGREEMENT

          THIS WARRANT AGREEMENT (this "Agreement") dated as of December 21, 2000, is made by and between DELTA FINANCIAL CORPORATION, a Delaware corporation (the “Company”), and MELLON INVESTOR SERVICES LLC, a New Jersey limited liability company (the “Warrant Agent”).

          WHEREAS, contemporaneously with the execution of this Agreement, the Company is entering into that certain Indenture dated as of the date hereof (the “Indenture”) among the Company, as issuer, each of Delta Funding Corporation, a New York corporation, DF Special Holdings Corporation, a Delaware corporation, Fidelity Mortgage, Inc., a Delaware corporation, DFC Financial of Canada Limited, an Ontario, Canada corporation, DFC Funding of Canada Limited, an Ontario, Canada corporation, Continental Property Management Corp., a New York corporation (collectively, the “Subsidiary Guarantors”) and U.S. Bank Trust National Association, as trustee;

          WHEREAS, pursuant to the terms and conditions of the Indenture, the Company is issuing its 9½% Senior Secured Notes due 2004 (the “Senior Notes”), which notes will be exchanged (the “Exchange”) for the Company’s outstanding 9½% Senior Notes due 2004 (the “Old Notes”);

          WHEREAS, the Company is issuing to the holders of the Senior Notes warrants (the “Warrants”) to subscribe in the aggregate for up to 10% of the Common Stock (as defined in Section 5 hereof) issued and outstanding on the date of this Agreement;

           WHEREAS, as of the date of this Agreement, there are 15,920,869 shares of Common Stock issued and outstanding;

          WHEREAS, the Company will issue to each holder of Senior Notes 10.6 Warrants for each $1,000 principal amount of Senior Notes issued in connection with the Exchange.

          WHEREAS, the Warrant Agent, at the request of the Company, has agreed to act as the agent of the Company in connection with the issuance, registration, transfer, exchange and exercise of the Warrants.

          NOW THEREFORE, in consideration of the premises and mutual agreements herein set forth:

          SECTION 1. APPOINTMENT OF WARRANT AGENT. The Company hereby appoints the Warrant Agent to act as agent for the Company in accordance with the instructions hereinafter set forth, and the Warrant Agent hereby accepts such appointment.

          SECTION 2. FORM OF WARRANT CERTIFICATES. The certificates evidencing the Warrants (the “Warrant Certificates”) (and the form of election to purchase shares of Common Stock and the form of assignment printed on the reverse thereof) shall be substantially as set forth in Exhibit A hereto and may have such letters, numbers or other marks of identification or designation or such legends, summaries or endorsements printed, lithographed or engraved thereon as the Company may deem appropriate (but which do not affect the rights, duties and obligations of the Warrant Agent) and as are not inconsistent with the provisions of this Agreement or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange on which the Warrants may from time to time be listed, or to conform to usage. Each Warrant Certificate shall be dated as of the date of issuance thereof by the Warrant Agent, whether upon initial issuance or upon transfer or exchange, and each Warrant initially shall entitle the holder thereof to purchase an aggregate of one share of Common Stock, but the number of such shares and the Exercise Price (as defined in Section 6) shall be subject to adjustments as provided herein.

           SECTION 3. COUNTERSIGNATURE AND REGISTRATION.

          (a)      The Warrant Agent, upon receipt of written instructions provided by the Chairman of the Board of Directors, the Chief Executive Officer, the President, any Vice President, the Treasurer or the Secretary of the Company (“Company Instructions”) and Warrant Certificates executed on behalf of the Company, shall countersign and deliver such Warrant Certificates to holders of the Old Notes in accordance with such written instructions (which shall include names, addresses and delivery instructions).

          (b)      The Warrant Certificates shall be executed on behalf of the Company by the Chairman of the Board, the Chief Executive Officer, the President or any Vice President, by facsimile signature, and have affixed thereto a facsimile of the Company’s seal which shall be attested by the Secretary or an Assistant Secretary of the Company by facsimile signature. The Warrant Certificates shall be manually countersigned by the Warrant Agent and shall not be valid for any purpose unless so countersigned. In the event that any officer of the Company who shall have signed any of the Warrant Certificates shall cease to be such officer of the Company before countersignature by the Warrant Agent and issuance and delivery by the Company, such Warrant Certificates, nevertheless, may be countersigned by the Warrant Agent, issued and delivered with the same force and effect as though the person who signed such Warrant Certificates had not ceased to be such officer of the Company; and any Warrant Certificates may be signed on behalf of the Company by any person who, at the actual date of the execution of such Warrant Certificates, shall be a proper officer of the Company to sign such Warrant Certificates, although at the date of the execution of this Warrant Agreement any such person was not such an officer.

          (c)      The Warrant Agent will keep or cause to be kept, at its office in New York, New York, books for registration and transfer of the Warrant Certificates issued hereunder. Such books shall show the names and addresses of the respective holders of the Warrant Certificates, the number of Warrants evidenced on its face by each of the Warrant Certificates and the date of each of the Warrant Certificates.

          (d)      Prior to due presentment for registration of transfer of the Warrant Certificates, the Company and the Warrant Agent may deem and treat the registered holder thereof as the absolute owner of the Warrant Certificates (notwithstanding any notation of ownership or other writing thereon made by anyone other than the Company (provided the Company has provided the Warrant Agent with a copy of such notice or writing) or the Warrant Agent) for the purpose of any exercise thereof and of any distribution to the holder thereof and for all other purposes.

          (e)      The Warrant Agent shall countersign a Warrant Certificate only (i) upon initial issuance of the Warrants in accordance with written instructions as provided in subsection (a) hereof or (ii) upon exchange, transfer or substitution for one or more previously countersigned Warrant Certificates as hereinafter provided.

          SECTION 4. TRANSFER AND EXCHANGE. Subject to Section 6 hereof, the Warrant Agent shall, from time to time, register the transfer of any outstanding Warrant Certificate upon the books to be maintained by the Warrant Agent for that purpose, upon surrender thereof for transfer properly endorsed or accompanied by appropriate instruments of transfer and written instructions for transfer, duly signed by the registered holder or holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney, such signature to be guaranteed by a commercial bank or trust company having an office in the United States, by a broker or dealer that is a member of the National Association of Securities Dealers, Inc., or by a member of a national securities exchange. Upon any such registration of transfer, a new Warrant Certificate shall be issued to the transferee and the surrendered Warrant Certificate shall be canceled by the Warrant Agent. After the date of this Agreement, any Warrant Certificate may be exchanged at the option of the holder thereof, upon surrender at the office or agency of the Warrant Agent maintained for that purpose in New York, New York (the “Warrant Agent Office”), for another Warrant Certificate, or other Warrant Certificates of different denominations, representing in the aggregate the right to purchase a like number of shares of Common Stock, and the surrendered Warrant Certificate shall be canceled by the Warrant Agent. No fractional Warrant Certificates will be issued. In the event, a holder of warrants is entitled to a fractional warrant such fractional warrant shall be rounded up to the nearest whole warrant. The Company may require from the transferor payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer or exchange of Warrant Certificates and shall notify the Warrant Agent of any applicable amounts payable hereunder. The Warrant Agent shall have no duty or obligation to take any action under any section of this Agreement which requires the payment by a holder of a Warrant of applicable taxes and governmental charges unless and until the Warrant Agent is satisfied that all such taxes and/or charges have been paid. No service charge shall be required of a transferor or transferee in connection with any transfer or exchange of a Warrant.

          SECTION 5. COMMON STOCK AND WARRANT COMMON STOCK. As hereinafter used in this Agreement, “Common Stock” shall mean the Common Stock, par value $.01 per share, of the Company as authorized at the date hereof and stock of any other class into which such presently authorized Common Stock may hereafter be changed, and “Warrant Common Stock” shall mean the Common Stock issuable upon exercise of Warrants. In case, by reason of the operation of Section 7, the Warrants shall entitle the registered holders thereof to purchase any other shares of stock or other securities or property of the Company or of any other corporation, any reference in this Agreement to the exercise of Warrants shall be deemed to refer to and include the purchase of such other shares of stock or other securities or property upon such exercise.

           SECTION 6. EXERCISE PRICE OF WARRANTS.

          (a)      The registered holder of any Warrant Certificate may exercise the Warrants evidenced thereby, in whole or in part and in accordance with the provisions of Section 9, at any time after the date of this Agreement, upon surrender of the Warrant Certificate with the form of election to purchase on the reverse side thereof duly executed, to the Warrant Agent at the Warrant Agent Office, together with payment of the purchase price for each share of Common Stock as to which the Warrants are exercised, at or prior to 5:00 p.m. (New York City time) on the earlier to occur of (i) the tenth anniversary date of the date of this Agreement or (ii) the date on which all obligations of the Company and the Subsidiary Guarantors under the Indenture and the Senior Notes are satisfied in full (such earlier date, the “Expiration Date”), at which time all rights evidenced by the Warrant Certificates shall cease and the Warrants shall become void.

          (b)      The purchase price for each share of Common Stock pursuant to the exercise of a Warrant (the “Exercise Price”) shall initially be $9.10 and shall be subject to adjustment as provided in the following sub-clauses (c) and (d) and in Section 7 hereof and shall be payable in lawful money of the United States of America.

          (c)      Each time prior to the second anniversary of the date of this Agreement that one or more persons or entities purchases Common Stock or Common Stock Equivalents in the Company in a single transaction or in a series of related transactions (the “Equity Buy-In”) for a purchase price equal to or greater than $15 million in the aggregate, the Exercise Price shall be adjusted to a price equal to the product of (i) (A) in cases where the security issued in connection with the Equity Buy-In is Common Stock, the per share consideration paid in connection the Equity Buy-In or (B) in cases where the security issued in connection with the Equity Buy-In is a Common Stock Equivalent (as defined below), the per share consideration for which additional shares of Common Stock may be issuable thereafter pursuant to such Common Stock Equivalent and (ii) 1.10. The purchase price per share of Common Stock issued or issuable in connection with an Equity Buy-In shall not be more than 300% of the Average Market Price immediately prior to such Equity Buy-In. In the event that the consideration delivered to the Company in connection with an Equity Buy-In is other than cash, the Company shall engage an investment banking firm or an accounting firm of national reputation to determine the value of such non-cash consideration. If one or more Equity Buy-Ins are consummated, the Exercise Price as adjusted pursuant to this Section 6(c) shall not be subject to further adjustment as provided in the following sub-clause (d), but shall be subject to further adjustment from time to time as provided in Section 7. For purposes of this Agreement, the term “Common Stock Equivalent” shall mean any security which is or may be at any time convertible into or exchangeable for shares of Common Stock.

          (d)      Except as set forth in sub-clause (c) above, from and after the second anniversary of the date of this Agreement, the Exercise Price shall be $0.01. and shall be subject to further adjustment from time to time as provided in Section 7.

           SECTION 7. WARRANT ADJUSTMENTS. The Exercise Price and the number of shares purchasable upon exercise of a Warrant shall be subject to adjustment as follows:

          (a)      STOCK DIVIDENDS, SUBDIVISIONS, COMBINATIONS AND RECLASSIFICATIONS. In case the Company shall at any time after the date of this Agreement (i) declare a dividend on the Common Stock payable in shares of Common Stock, (ii) subdivide or reclassify the outstanding Common Stock or (iii) combine or reclassify the outstanding Common Stock into a smaller number of shares, the Exercise Price in effect on the record date for such dividend or on the effective date of such subdivision, combination or reclassification shall be adjusted by multiplying such Exercise Price by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which is the number of shares of Common Stock outstanding immediately after such event. Such adjustment shall be made successively immediately after the record date, in the case of a dividend or distribution, or on the effective date, in the case of a subdivision, combination or reclassification. In connection with any such adjustment, the number of shares of Common Stock issuable upon exercise of the Warrants also shall be simultaneously adjusted by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares of Common Stock issuable upon the exercise of each Warrant immediately prior to the adjustment required by the first sentence of this paragraph, and dividing the product so obtained by the adjusted Exercise Price after giving effect to the adjustment required by the first sentence of this paragraph.

          (b)      SALES OF COMMON STOCK. If at any time after the date of this Agreement the Company shall issue Common Stock (other than a Permitted Issuance as defined below) at a price per share less than the lesser of the Average Market Price per share of Common Stock (as determined in the manner prescribed in Section 8 hereof) or, if the Exercise Price has been adjusted pursuant to Section 6(c), 91% of such adjusted Exercise Price, the Exercise Price shall be decreased to an amount determined by multiplying such Exercise Price in effect immediately prior to the date on which such issuance occurred by a fraction, the numerator of which is the sum of (x) the total number of shares of Common Stock outstanding on such issue date and (y) the number of shares of Common Stock which the aggregate consideration received by the Company for shares of Common Stock so issued would purchase at the greater of such Average Market Price or, if the Exercise Price has been adjusted pursuant to Section 6(c), 91% of such Adjusted Exercise Price, as the case may be, and the denominator of which shall be the sum of (a) the number of shares of Common Stock outstanding on such record date and (b) the number of additional shares of Common Stock issued. In the event such purchase price was paid, in whole or in part, with consideration other than cash, the value of such consideration shall be as determined in good faith by the Board of Directors of the Company, whose determination shall be conclusive and described in a statement filed with the Warrant Agent. The number of shares purchasable upon the exercise of each Warrant on such record date shall be increased to a number of shares equal to (i) the number of shares purchasable on such record date multiplied by the Exercise Price in effect immediately prior to the adjustment required by the preceding sentence, divided by (ii) the adjusted Exercise Price computed pursuant to the preceding sentence. Such adjustment shall be made successively whenever such issuances are consummated.

          For purposes of this Agreement, “Permitted Issuances” shall mean (i) the issuance during each annual period described below of up to a designated number of rights, stock options or shares of Common Stock to the Company’s employees and regularly engaged consultants pursuant to the Company’s existing stock option plans or any stock option plans hereafter adopted by the Company or pursuant to any restricted share agreement adopted by the Company: (A) during the period beginning on the date of this Agreement and ending on the first anniversary of the date of this Agreement, up to 1,592,087 of such rights, stock options or shares; and (B) during each subsequent annual period beginning on the day following an anniversary of this Agreement and ending on the next succeeding anniversary of this Agreement, up to additional 796,044 of such rights, stock options or shares; provided, however, that the number of rights, stock options or shares covered by this clause (i) shall not exceed 3,184,175; (ii) issuance of shares of capital stock upon exercise of the rights and stock options referred to in clause (i), and (iii) the issuance of the Warrants and capital stock issuable upon exercise thereof upon the occurrence of any adjustment required by Section 7 hereof.

          (c)      ISSUANCES TO HOLDERS OF COMMON STOCK. If at any time after the date of this Agreement the Company shall fix a record date for the issuance of rights or warrants to all holders of its Common Stock entitling them (for a period expiring within 45 days after such record date) to subscribe for or to purchase shares of Common Stock (or securities convertible into shares of Common Stock) at a price per share, or having a conversion price per share of Common Stock (if a security is convertible into Common Stock), less than the lesser of the Average Market Price per share of Common Stock on such record date (as determined in the manner prescribed in Section 8 hereof) or, if the Exercise Price has been adjusted pursuant to Section 6(c), 91% of such adjusted Exercise Price, the Exercise Price shall be decreased to an amount determined by multiplying such Exercise Price in effect immediately prior to such record date by a fraction, the numerator of which is the sum of (x) the total number of shares of Common Stock outstanding on such record date and (y) the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock to be so offered (or the aggregate subscription or purchase price for such convertible securities plus the aggregate amount of additional consideration, if any, payable upon the conversion thereof) would purchase at the greater of such Average Market Price or, if the Exercise Price has been adjusted pursuant to Section 6(c), 91% of such Adjusted Exercise Price, as the case may be, as the case may be) and the denominator of which shall be the sum of (a) the number of shares of Common Stock outstanding on such record date and (b) the number of additional shares of Common Stock to be offered for subscription or purchase (or into which the convertible securities to be so offered are initially convertible). In the event such subscription or purchase price is paid, in whole or in part, with consideration other than cash, the value of such consideration shall be as determined in good faith by the Board of Directors of the Company, whose determination shall be conclusive and described in a statement filed with the Warrant Agent. The number of shares purchasable upon the exercise of each Warrant on such record date shall be increased to a number of shares equal to (i) the number of shares purchasable on such record date multiplied by the Exercise Price in effect immediately prior to the adjustment required by the preceding sentence, divided by (ii) the adjusted Exercise Price computed pursuant to the preceding sentence. Such adjustment shall be made successively whenever such a record date is fixed and, in the event that such rights or warrants are not issued, the Exercise Price and the number of shares of Common Stock purchasable upon exercise of the Warrants shall be readjusted to the price and the number of shares which were in effect prior to such record date.

          (d)      COMMON STOCK EQUIVALENTS. If at any time after the date of this Agreement the Company shall issue Common Stock Equivalents (other than Permitted Issuances) entitling the holders thereof to subscribe for or to purchase shares of Common Stock at a price per share, or having a conversion price per share of Common Stock (if a security is convertible into Common Stock), less than the lesser of the Average Market Price per share of Common Stock or, if the Exercise Price has been adjusted pursuant to Section 6(c), less than 91% of such adjusted Exercise Price, the Exercise Price shall be decreased to an amount determined by multiplying such Exercise Price in effect immediately prior to such record date by a fraction, the numerator of which is the sum of (x) the total number of shares of Common Stock outstanding on the issuance date of such Common Stock Equivalent and (y) the number of shares of Common Stock which the aggregate subscription or purchase price for such Common Stock Equivalents (plus the aggregate amount of additional consideration, if any, payable upon the exercise or conversion thereof) would purchase at the greater of such Average Market Price or, if the Exercise Price has been adjusted pursuant to Section 6(c), 91% of such Adjusted Exercise Price, as the case may be, and the denominator of which shall be the sum of (a) the number of shares of Common Stock outstanding date of issuance of such Common Stock Equivalents and (b) the number of additional shares of Common Stock to be offered for subscription or purchase (or into which the convertible securities to be so offered are initially convertible). In the event such subscription or purchase price is paid, in whole or in part, with consideration other than cash, the value of such consideration shall be as determined in good faith by the Board of Directors of the Company, whose determination shall be conclusive and described in a statement filed with the Warrant Agent. The number of shares purchasable upon the exercise of each Warrant outstanding on the issuance date of such Common Stock Equivalents shall be increased to a number of shares equal to (i) the number of shares purchasable on such date multiplied by the Exercise Price in effect immediately prior to the adjustment required by the preceding sentence, divided by (ii) the adjusted Exercise Price computed pursuant to the preceding sentence. Such adjustment shall be made successively whenever Common Stock Equivalents are issued and, in the event that such rights or warrants are not issued, the Exercise Price and the number of shares of Common Stock purchasable upon exercise of the Warrants shall be readjusted to the price and the number of shares which were in effect prior to issuance of such Common Stock Equivalents.

          (e)      CONSOLIDATION, MERGER OR SALE OF ASSETS. In case the Company shall be a party to any transaction (including, without limitation, a merger, consolidation, sale of all or substantially all of the Company’s assets or recapitalization of the Common Stock but excluding any transaction to which Section 7(a) applies) in which the previously outstanding Common Stock shall be changed into or, pursuant to the operation of law or the terms of the transaction to which the Company is a party, exchanged for different securities of the Company or common stock or other securities of another corporation or interests in a noncorporate entity or other property (including cash) or any combination of any of the foregoing, then, as a condition of the consummation of such transaction, lawful and adequate provision shall be made so that the holders of Warrants shall be entitled, upon the exercise thereof, to an amount per share equal to (A) the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged times (B) the number of shares of Common Stock for which each Warrant is exercisable immediately prior to the consummation of such transaction. In case the Company shall be a party to a transaction described in this Section 7(e), effective provision shall be made by way of a supplemental agreement to this Agreement so that the provisions set forth herein for the protection of the exercise rights of the Warrants shall thereafter be applicable, as nearly as reasonably may be, to any such other shares of stock and other securities and property deliverable upon exercise of the Warrants; and the resulting or surviving corporation or other corporation or noncorporate entity issuing or delivering such shares, other securities or property shall expressly assume the obligation to deliver, upon the exercise of the Warrants, such shares, securities or property as the holders of the Warrants shall be entitled to receive, pursuant to the provisions hereof, and to make provision for the protection of the exercise right as above provided. In case shares, securities or property other than Common Stock shall be issuable or deliverable upon exercise as aforesaid, then all references to Common Stock in this Section 7 shall be deemed to apply, so far as provided and as nearly as is reasonable, to any such shares, other securities or property. Such adjustment shall be made successively in the case of any transaction to which this Section 7(e) applies.

          (f)      CALCULATIONS TO THE NEAREST CENT AND ONE-HUNDREDTH OF A SHARE. No adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least 1% in such price; provided, however, that any adjustments which by reason of this Section 7(f) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 7 shall be made to the nearest cent and to the nearest one-hundredth of a share, as the case may be.

          (g)      NOTICE OF WARRANT ADJUSTMENT. Whenever the Exercise Price or the number of shares purchasable upon exercise of a Warrant shall be adjusted as provided in this Section 7, the Company shall forthwith file with the Warrant Agent a certificate, signed by a firm of independent public accountants, showing in detail the facts and computations requiring such adjustment and the Exercise Price and number of shares so purchasable that will be effective after such adjustment. Such certificate shall be conclusive evidence of the correctness of such adjustment. The Company shall also cause a notice setting forth any adjustments to be sent by mailing first-class, postage prepaid, to each registered holder of a Warrant Certificate or Warrant Certificates at its address appearing on the Warrant register, provided, that the failure to give such notice or any defect therein shall not affect the legality or validity of such adjustment or the action giving rise thereof. The Warrant Agent shall have no duty with respect to any certificate filed with it except to keep the same on file and available for inspection by registered holders of Warrant Certificates during reasonable business hours and shall not be deemed to have knowledge of any adjustment unless and until it shall have received such certificate. The Warrant Agent shall not at any time be under any duty or responsibility to any holder of a Warrant certificate to determine whether any facts exist which may require any adjustment of the Exercise Price, or with respect to the nature of any adjustment of the Exercise Price when made, or with respect to the method employed in making such adjustment.

          (h)      OTHER NOTICES. In case the Company after the date hereof shall propose to take any action of the type described in subsection (a), (b), (c), (d) or (e) of this Section 7, the Company shall file with the Warrant Agent a certificate, signed (i) by the Chairman of the Board, the Chief Executive Officer, the President or any Vice President of the Company and (ii) by its Treasurer or Assistant Treasurer or Secretary or Assistant Secretary specifying the date on which such action shall take place and shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such fact may be known on the date of such notice) on the Exercise Price and the number, or kind, or class of shares or other securities or property which shall be purchasable upon exercise of Warrants. Such certificate shall be given at least 10 days prior to the record date with respect thereto. The Company shall cause the Warrant Agent to promptly mail by first class mail, postage prepaid, to each Warrant holder a copy of the certificate described in the first sentence of this sub-paragraph (h). Failure to give such certificate or any defect therein shall not affect the legality or validity of such action.

          (i)      NO CHANGE IN WARRANT TERMS ON ADJUSTMENT. Irrespective of any of the adjustments in the Exercise Price or the number of shares of Warrant Common Stock, Warrant Certificates theretofore or thereafter issued may continue to express the same prices and number of shares as are stated in a similar Warrant Certificate issuable initially, or at some subsequent time, pursuant to this Agreement and such number of shares specified therein shall be deemed to have been so adjusted.

          (j)      OPTIONAL REDUCTION IN EXERCISE PRICE. The Company may, at its option, at any time until the Expiration Date, reduce the then current Exercise Price to any amount deemed appropriate by the Board of Directors of the Company for any period of at least 20 consecutive days (as evidenced in a resolution adopted by such Board of Directors), but only upon giving the notice required by Section 7(h) at least 20 days prior to taking such action.

          (k)      ADJUSTMENTS UPON EXPIRATION OF CERTAIN UNEXERCISED SECURITIES. Upon the expiration of any rights, options, warrants or convertible securities the issuance of which resulted in an adjustment of the Exercise Price and the number of shares of Common Stock purchasable upon the exercise of a Warrant pursuant to this Section 7, if any thereof shall not have been exercised or converted, the Exercise Price and the number of shares of Common Stock purchasable upon the exercise of a Warrant shall, upon such expiration, be readjusted and shall thereafter be such as it would have been had it been originally adjusted (or had the original adjustment not been required, as the case may be) on the basis of (i) the only shares of Common Stock so issued were the shares of Common Stock, if any, actually issued or sold upon the exercise of such rights, options, warrants or the conversion of such convertible securities and (ii) such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise or conversion plus the consideration, if any, actually received by the Company for the issuance, sale or grant of all such rights, warrants or convertible securities whether or not exercised; provided, however, that no such readjustment shall have the effect of increasing the Exercise Price by an amount in excess of the amount of the adjustment initially made in respect of the issuance, sale or grant or such rights, options, warrants or convertible securities.

          (l)      NOTICE OF DIVIDENDS. In addition to any other notice requirements prescribed by this Agreement, the Company shall cause the Warrant Agent promptly to mail by first class mail, postage prepaid, to each Warrant holder a notice of the record date of each dividend to be paid (whether or not in cash) by the Company on its capital stock.

          (m)      TAG ALONG RIGHTS. Other than transfers to his or their respective Permitted Transferees, if one or more Miller Stockholders (as defined below) desires to transfer beneficial ownership of shares of Common Stock or any other security into which any such Common Stock may have been converted or for which it may have been exchanged in a single transaction or series of related transactions (a “Transfer”), then such Transfer may be made only when in compliance with the provisions of this Section 7(m).

          Whenever one or more Miller Stockholders desires to effect such a Transfer, such Miller Stockholders will provide written notice to the Company’s Board of Directors. Upon receipt of such notice the Company will send a notice (“Transfer Notice”) to the Warrant Agent. The Transfer Notice shall set forth the consideration for the Common Stock being transferred by the Miller Stockholders, the identity of the third party acquiring such shares and the other terms and conditions of the proposed transaction (“Tag Offer”). The Warrant Agent shall disseminate the Tag Notice to each registered holder of Warrants in the manner proscribed in this Agreement. Any registered holder of a Warrant Certificate, may, within 30 days of the receipt of the Transfer Notice, give written notice (“Tag Notice”) to the Company and the Warrant Agent (which shall be irrevocable after delivery thereof) stating that such registered holder wishes to participate in such sale by exercising his, her or its Warrants in sufficient number so that such holder can sell a number of shares of Common Stock not to exceed such holder’s pro rata portion of the total amount of Common Stock to be eventually included in the sale to the third party described in such Tag Offer, on terms and conditions not less favorable to such registered holders of Warrant Certificates than those set forth in the Transfer Notice. If the third party transferee is unwilling to purchase all of the Common Stock which have been identified for sale, then the amount of Common Stock which the third party transferee is willing to acquire shall be allocated pro rata among the Miller Stockholders and those registered holders of Warrant Certificates who have given timely Tag Notices. Each registered holder of Warrant Certificates electing to participate in such sale (a “Tagging Warrantholder”) will deliver to an Escrow Agent (the cost of which Escrow Agent will be borne by the Company), not less than five Business Days before the proposed date of consummation of the Tag Offer, the duly endorsed Warrant Certificates and proscribed instructions for exercise representing all Warrant Common Stock being sold by such Tagging Warrantholder. The Warrants shall not be deemed exercised until immediately prior to the consummation of the Tag Offer. If such Tagging Warrantholder fails to deliver such certificates to the Escrow Agent, the Company will cause the books and records of the Company to show that such Warrants are subject to the provisions of this Section 7(m) of this Agreement and may be transferred only to the third party purchaser upon payment of the cash purchase price without interest and upon surrender for transfer by such Tagging Warrantholder to the Escrow Agent. The Miller Stockholders will have six months from the date on which the Transfer Notice is given to sell to the third party purchaser, at the price set forth in the Transfer Notice, all of the Common Stock subject to the Tag Offer. Immediately after completion of any such sale pursuant to this Section 7(m), the Escrow Agent will notify each Tagging Warrantholder and will remit to such Tagging Warrantholder the total sales price attributable to the Warrant Common Stock of such Tagging Warrantholder sold pursuant thereto less a pro rata portion of the reasonable expenses and taxes among all stockholders of the Company selling in the transaction, if any, incurred in connection with such sale; provided, however, that if such Tagging Warrantholder failed to deliver the Warrant Certificates to the Escrow Agent in accordance with the terms hereof, the third party purchaser will hold such proceeds in escrow (with no interest) until such Tagging Warrantholder so delivers such certificates. If any sale to the third party purchaser is not completed on substantially the same terms as set forth in the Tag Offer by the expiration of the six month period referred to herein, then, the Company will cause the Escrow Agent to return to each Tagging Warrantholder all Warrant Certificates of such Tagging Warrantholder. Notwithstanding anything in this Section 7(m) to the contrary, there will be no liability on the part of the Miller Stockholders to the Tagging Warrantholders if any sale of Common Stock pursuant to this Section 7(m) is not consummated for whatever reason. The tag-along rights granted pursuant to this Section 7(m) shall apply only to the first transaction or series of related transactions that does not constitute a transfer to a Permitted Transferee.

          For the purposes of this Agreement, “Permitted Transferee” means with respect to any Miller Stockholder (i) any spouse or lineal descendant of such Miller Stockholder, (ii) any trust all of the beneficial interests in which are held by such Miller Stockholder and/or such Miller Stockholder’s spouse and/or lineal descendants and (iii) any person or entity if, after giving effect to the Transfer to such person or entity, the Miller Stockholders in the aggregate would continue to be the record and beneficial owners of at least a majority of the outstanding shares of Common Stock (or other equity interests) of the Company or of any corporation or other entity which is the surviving entity in any merger or consolidation to which the Company is a party; provided, however, that each such transferee described in clauses (i) and (ii) will be a Permitted Transferee for purposes of this Section 7(m) only if such transferee shall have executed and delivered to the Company an instrument reasonably satisfactory to the Board of Directors pursuant to which the transferee shall have agreed to be bound by the terms of this Section 7(m) as a “Miller Stockholder.” For the purposes of this Agreement, “Miller Stockholder” means each of Hugh Miller, Lee Miller, Marc E. Miller and Sidney Miller and their respective Permitted Transferees to the extent set forth in the proviso of the preceding sentence.

          SECTION 8. AVERAGE MARKET PRICE. For all purposes of this Agreement, the Average Market Price per share of Common Stock on any date shall be deemed to be the average of the Market Prices (as defined below) for the 20 consecutive Business Days (as defined below) before such date. The “Market Price” for each day shall be the last reported sale price or, in case no such sale takes place on such day, the average of the closing bid and asked prices of the Common Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted sale price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System or such other system then in use, or, if on any such date the Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock selected by the Board of Directors of the Company. If the Common Stock is not publicly held or so listed or publicly traded, the “Market Price” shall be the fair market value per share as determined in good faith by the Board of Directors of the Company. For the purposes of this Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or legal holiday in the State of New York or any other day on which securities are not traded in the system or on the exchange that is the principal market for the Common Stock.

           SECTION 9. EXERCISE OF WARRANTS AND STOCK CERTIFICATES

          (a)      Subject to the provisions of this Agreement, each registered holder of a Warrant Certificate shall have the right, which may be exercised as provided in such Warrant Certificate, to purchase from the Company (and the Company shall issue and sell to such registered holder) all or part of the number of fully paid and nonassessable shares of Warrant Common Stock specified in such Warrant Certificate (subject to the adjustments as herein provided), upon surrender to the Company at the Warrant Agent Office, of such Warrant Certificate with the exercise form on the reverse thereof duly and properly filled in and signed (with any required signature guarantee), and upon payment to the Warrant Agent to the account of the Company of the Exercise Price for the number of shares of Warrant Common Stock in respect of which such Warrants are then exercised. Upon surrender of such Warrant Certificate, it shall be canceled by the Warrant Agent. The date of exercise of any Warrant shall be deemed to be the date of its receipt by the Warrant Agent duly and properly filled in and signed and accompanied by proper funds as hereinafter provided. Payment of the Exercise Price may be made in cash or by certified or official bank check. No adjustment shall be made for any cash dividends declared or paid on shares of Common Stock prior to the exercise of a Warrant. Upon such surrender of Warrants, and payment of the Exercise Price as aforesaid, the Company shall issue and cause to be delivered with all reasonable dispatch to or upon the written order of the registered holder of such Warrants, and in such name or names as such registered holder may designate, a certificate or certificates for the number of full shares of Warrant Common Stock so purchased upon the exercise of such Warrants together with cash in respect of any fraction of a share of such stock issuable upon such surrender, as provided in Section 10 of this Agreement.

          (b)      Each certificate evidencing shares of Common Stock issued upon the exercise of Warrants shall have such letters, numbers or other marks of identification or designation or such legends (including restrictive legends), summaries or endorsements printed, lithographed or engraved thereon as the Company may deem appropriate or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange on which the Common Stock may from time to time be listed, or to conform to usage.

          (c)      Each person in whose name any certificate for shares of Common Stock is issued upon the exercise of Warrants shall for all purposes be deemed to have become the holder of record of the Common Stock represented thereby on, and such certificate shall be dated, the date upon which the Warrant Certificate evidencing such Warrants was duly surrendered and payment of the Exercise Price (and any applicable taxes and governmental charges) was made; provided, however, that if the date of such surrender and payment is a date upon which the Common Stock transfer books of the Company are closed, such person shall be deemed to have become the record holder of such shares on, and such certificate shall be dated, the next succeeding day on which the Common Stock transfer books of the Company are open.

          SECTION 10. ELIMINATION OF FRACTIONS. The Company shall not be required to issue fractional shares of Common Stock upon any exercise of Warrants. As to any final fraction of a share which the same registered holder of one or more Warrant Certificates, the rights under which are exercised in the same transaction or series of related transactions, would otherwise be entitled to purchase upon such exercise, the Company shall pay a cash adjustment in respect of such final fraction in an amount equal to the same fraction of the Market Price on the Business Day which next precedes the day of exercise. The Warrant Agent shall have no duty or obligation with respect to this Section or any other section hereof regarding fractional shares unless and until it has received specific instructions (and sufficient cash, if required) from the Company with respect to its duties and obligations under such sections.

          SECTION 11. ISSUE TAXES. The Company will pay all documentary stamp taxes attributable to the initial issuance of shares of Warrant Common Stock upon the exercise of any Warrant; provided, however, that neither the Company nor the Warrant Agent shall be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue or delivery of any certificates for shares of Warrant Common Stock in a name other than that of the registered holder of the Warrant Certificate representing the Warrant in respect of which such shares are initially issued.

          SECTION 12. RESERVATION OF SHARES. The Company shall, from the date hereof through the date on which all Warrants shall have been exercised or shall have expired, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the issuance of stock upon exercise or conversion of Warrants, such number of shares of its duly authorized Common Stock as shall from time to time be sufficient to effect the issuance of shares of Warrant Common Stock upon exercise of all Warrants at the time outstanding.

           SECTION 13. MERGER OR CONSOLIDATION OR CHANGE OF NAME OF WARRANT AGENT.

          (a)      Any entity into which the Warrant Agent may be merged or with which it may be consolidated, or any entity resulting from any merger or consolidation to which the Warrant Agent shall be a party, or any entity succeeding to the business of the Warrant Agent, shall be the successor to the Warrant Agent hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding. In the case of Warrant Certificates which have been countersigned by the Warrant Agent, but not delivered at the time any such successor to the Warrant Agent succeeds to the agency created by this Agreement, any such successor may adopt the countersignature of the original Warrant Agent and deliver such Warrant Certificates so countersigned; and in case at that time any of the Warrant Certificates shall not have been countersigned, any successor to the Warrant Agent may countersign such Warrant Certificates either in the name of the predecessor Warrant Agent or in the name of such successor Warrant Agent; and in all such cases such Warrant Certificates shall have the full force and effect provided in the Warrant Certificates and in this Agreement.

          (b)      In case at any time the name of the Warrant Agent shall be changed and at such time any of the Warrant Certificates shall have been countersigned but not delivered, the Warrant Agent may adopt the countersignature under its prior name and deliver Warrant Certificates so countersigned; and in case at that time any of the Warrant Certificates shall not have been countersigned, the Warrant Agent may countersign such Warrant Certificates either in its prior name or in its changed name; and in all such cases such Warrant Certificates shall have the full force and effect provided in the Warrant Certificates and in this Agreement.

           SECTION 14. DISPOSITION OF PROCEEDS ON EXERCISE OF WARRANTS, ETC.

          (a)      The Warrant Agent shall account promptly to the Company with respect to Warrants exercised and concurrently pay to the Company all moneys received by the Warrant Agent for the purchase of shares of Common Stock through the exercise of such Warrants.

          (b)      The Warrant Agent shall keep copies of this Agreement available for inspection by holders of Warrant Certificates during normal business hours at the Warrant Agent Office.

          SECTION 15. SUPPLEMENTS AND AMENDMENTS. The parties hereto may from time to time make supplements or amendments to this Agreement without the approval of any holders of Warrant Certificates which they have been advised by counsel are necessary to cure any ambiguity or to correct or supplement any provision contained in this Agreement which may be defective or inconsistent with any other provision contained herein which, in any case, shall not adversely affect the interests of the registered holders of the Warrant Certificates. All other supplements and/or amendments may be made only with the prior written consent of the holders of not less than a majority of the Warrants.

          SECTION 16. MUTILATED OR MISSING WARRANT CERTIFICATES. If any Warrant Certificate shall be mutilated, lost, stolen or destroyed, the Warrant Agent shall deliver a new Warrant Certificate of like tenor and denomination in exchange and substitution therefor upon surrender and cancellation of the mutilated Warrant Certificate or, in the case of a lost, stolen or destroyed Warrant Certificate, upon receipt of evidence satisfactory to the Company and the Warrant Agent of the loss, theft or destruction of such Warrant Certificate and, in either case, upon receipt of such indemnity as the Company or the Warrant Agent may require. Applicants for substitute Warrant Certificates shall also comply with such other reasonable regulations and pay such other reasonable charges as the Warrant Agent or the Company may prescribe. Any such new Warrant Certificate shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant Certificate shall be at any time enforceable by anyone.

          SECTION 17. DUTIES OF THE WARRANT AGENT. The Warrant Agent undertakes only the duties and obligations expressly imposed by this Warrant Agreement upon the following terms and conditions, by all of which the Company and the holders of Warrant Certificates, by their acceptance thereof, shall be bound:

          (a)      The Warrant Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Warrant Certificates (except its countersignature thereof and except such as describes the Warrant Agent or action taken by it) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only. The Warrant Agent shall not be under any responsibility in respect of the validity or execution of any Warrant Certificate (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant Certificate to be complied with by the Company; nor shall it be responsible for the making of any adjustment in the Exercise Price or the number of shares issuable upon the exercise of a Warrant required under the provisions of Section 7 or responsible for the manner, method or amount of any such change or the ascertaining of the existence of facts that would require any such change; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares to be issued pursuant to this Agreement or any Warrant or as to whether any shares will, when issued, be validly issued and fully paid and nonassessable.

          (b)      The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys, agents or employees.

          (c)      The Warrant Agent may consult at any time with legal counsel satisfactory to it (who may be legal counsel for the Company) and the advice of such counsel shall be full and complete authorization and protection to the Warrant Agent as to any action taken, suffered or omitted by it to be taken in accordance with such advice. Whenever in the performance of its duties hereunder, the Warrant Agent is unsure of the current Exercise Price or how many shares of Common Stock are purchasable upon the exercise of a Warrant, the Warrant Agent may seek clarification thereof from the Company, and the Warrant Agent shall be fully protected and shall incur no liability in not taking any action under this Agreement prior to receiving a written response from the Company.

          (d)      The Warrant Agent shall incur no liability or responsibility to the Company or to any holder of a Warrant Certificate for any action taken in reliance on any notice, resolution, waiver, consent, order, certificate or other paper, document or instrument believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

          (e)      The Company agrees to pay to the Warrant Agent the fees set forth in Schedule I hereto for all services rendered by the Warrant Agent in the execution and administration of this Warrant Agreement, to reimburse the Warrant Agent for all expenses (including reasonable counsel fees), disbursements, taxes and governmental charges and other charges of any kind and nature incurred by the Warrant Agent in the preparation, execution, delivery, amendment and administration of this Warrant Agreement and to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs, losses, damages, fines, penalties, claims, demands, settlements and reasonable counsel fees, for any action taken, suffered or omitted to be taken by the Warrant Agent in connection with the execution and administration of this Warrant Agreement except as a result of the Warrant Agent’s gross negligence, wilful misconduct or bad faith (each as finally determined by a court of competent jurisdiction). The foregoing indemnities in this paragraph shall survive termination or removal of the Warrant Agent or termination of this Agreement. The cost and expenses incurred in enforcing this right of indemnification shall be paid by the Company. Any liability of the Warrant Agent under this Agreement will be limited to the amount of fees paid by the Company to the Warrant Agent.

          (f)      The Warrant Agent and any stockholder, affiliate, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Warrant Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

          (g)      The Warrant Agent shall act hereunder solely as agent for the Company and in a ministerial capacity, and its duties shall be determined solely by the provisions hereof. The Warrant Agent shall not be liable for any action taken, suffered or omitted to be taken in connection with this Agreement except for its own gross negligence, wilful misconduct or bad faith (each as may be finally determined by a court of competent jurisdiction). Notwithstanding anything herein to the contrary, in no event shall the Warrant Agent be liable for special, indirect, punitive, incidental or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits) even if the Warrant Agent has been advised of the likelihood of such loss or damage.

          SECTION 18. CHANGE OF WARRANT AGENT. The Warrant Agent may resign and be effectively discharged from its duties under this Agreement upon 30 days’ prior notice in writing mailed to the Company by registered or certified mail, and to the holders of the Warrant Certificates by first-class mail. The Company may remove the Warrant Agent or any successor Warrant Agent upon 30 days’ prior notice in writing, mailed to the Warrant Agent or successor Warrant Agent, as the case may be, and to each transfer agent of the Common Stock by registered or certified mail, and to the holders of the Warrant Certificates by first-class mail. If the Warrant Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Warrant Agent or by the holder of a Warrant Certificate (who shall, with such notice, submit his Warrant Certificate for inspection by the Company), then the registered holder of any Warrant Certificate may apply to any court of competent jurisdiction for the appointment of a new Warrant Agent. The holders of a majority of the Warrants may with the consent of the Company appoint a successor Warrant Agent to replace the successor Warrant Agent appointed by the Company. Any successor Warrant Agent, whether appointed by the Company, the holders of a majority of the Warrants or by such a court, shall be an entity organized and doing business under the laws of the United States or of any state thereof, in good standing, which is authorized under such laws to exercise stock transfer powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Warrant Agent a combined capital and surplus of at least $10,000,000. After appointment, the successor Warrant Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Warrant Agent without further act or deed; and, upon payment in full of amounts owed to the predecessor Warrant Agent, the predecessor Warrant Agent shall deliver and transfer to the successor Warrant Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of such appointment the Company shall file notice thereof in writing with the predecessor Warrant Agent and each transfer agent of the Common Stock, and mail a notice thereof in writing to the registered holders of the Warrant Certificates. Failure to give any notice provided for in this Section 18, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Warrant Agent or the appointment of the successor Warrant Agent, as the case may be.

          SECTION 19. IDENTITY OF TRANSFER AGENT. Forthwith upon the appointment of any subsequent transfer agent for shares of the Common Stock, the Company will file with the Warrant Agent a statement setting forth the name and address of such transfer agent.

          SECTION 20. NOTICES. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earlier (i) the date of transmission, if such notice or such communication is delivered via facsimile at the facsimile telephone number specified for notice prior to 5:00 p.m., New York City time, on a Business Day, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified for notice later than 5:00 p.m., New York City time, on any date and earlier than 11:59 p.m., New York City time, on such date, (iii) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service or (iv) actual receipt by the party to whom such notice or communication is required to be given. The addresses and facsimile numbers for all such notices, communication and/or deliveries shall be as follows:

if to the Company,

Delta Financing Corporation
1000 Woodbury Road
Woodbury, New York 11797
Attention: Marc E. Miller
Fax: (516) 812-8850

with a copy to:

Stroock & Stroock & Lavan, LLP
180 Maiden Lane
New York, New York 10038-4982
Attn: Bradley Kulman, Esq.
Fax: (212) 806-6006

if to the Warrant Agent,

Mellon Investor Services LLC
44 Wall Street, 6th Floor
New York, New York 10005
Attn: Ms. Cynthia Gonzalez
Fax: (917) 320-6318

          or to such other addresses or facsimile numbers as any party may most recently have designated in writing to the other parties hereto by such notice. The Company shall cause the Warrant Agent to promptly mail by first class mail, postage prepaid, to each Warrant holder any and all notices or other communications or deliveries required or permitted to be provided hereunder to the Warrant holders.

           SECTION 21. SUCCESSORS. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

          SECTION 22. GOVERNING LAW. This Agreement and each Warrant issued hereunder shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with the laws of the State of New York without regard to the conflicts of laws principles thereof.

          SECTION 23. BENEFITS OF THIS AGREEMENT. Nothing in this Agreement shall be construed to give to any person or corporation other than the Company, the Warrant Agent and the registered holders of the Warrant Certificates any legal or equitable right, remedy or claim under this Agreement.

          SECTION 24. COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

           SECTION 25. REGISTRATION RIGHTS. Holders of the Warrants are entitled to the rights and benefits of that certain Registration Rights Agreement of even date herewith.

          SECTION 26. REMEDIES. In addition to any other rights and remedies the Holders may have hereunder, one or more of the Holders of at least 20% of the Warrants shall be entitled to obtain immediate preliminary and permanent injunctive relief (including a any ex parte temporary restraining order) without having to post a bond in connection with any judicial action taken by any such Holders to vindicate their rights hereunder.

           IN WITNESS WHEREOF, the parties hereto have caused this Warrant Agreement to be executed and delivered as of the day and year first above written.

COMPANY:

DELTA FINANCIAL CORPORATION, a
Delaware corporation

By:
     Name:
     Title:

WARRANT AGENT:

MELLON INVESTOR SERVICES LLC, a
New Jersey limited liability company

By:
     Name:
     Title:

MILLER STOCKHOLDERS
(signing with respect to Section 7(m) only)

Hugh Miller

Lee Miller

Marc E. Miller

Sidney A. Miller

SCHEDULE I

Mellon Investor Services LLC
Schedule of Fees
as
Warrant Agent for Delta Financial Corporation

I. II. III. IV. V.	Acceptance Fee (One time fee)

Reviewing Warrant Agent Agreement and appointment documents

Annual fee for acting as Warrant Agent (this applies to coupled rights)

Conversion of Warrants (per item)
(includes the receipt of warrants and necessary funds,
cancellation of warrant, issuance of new security and wiring of funds to issuer)

Special Services (Mailing of materials to holders), Minimum

Mechanically affixing labels to envelopes or enclosures, each
Mechanically inserting enclosures into envelopes (letter size), each	$2,500.00 By Appraisal $2,500.00 $50.00 $250.00 $.03 $.05

EXHIBIT A

FORM OF WARRANT CERTIFICATE

EXERCISABLE ONLY ON OR AFTER DECEMBER __, 2000
(as provided in the Warrant Agreement
referred to below)

NUMBER W__________	WARRANTS _______________ CUSIP:

DELTA FINANCIAL CORPORATION

This Warrant Certificate Certifies that

or registered assigns is the registered holder of

Warrants (the “Warrants”) expiring on the Expiration Date (as defined in Section 6 of the Warrant Agreement and described on the reverse hereof) to purchase shares of the common stock (the “Common Stock”), par value $0.01 per share, of Delta Financial Corporation, a Delaware corporation (the “Company”). Each Warrant entitles the holder thereof to purchase from Company one fully paid and nonassesable share of Common Stock at the Exercise Price (as defined in the Warrant Agreement) at the time in effect under the Warrant Agreement ($9.10 per share, at the time of the initial issuance of the Warrants), payable in lawful money of the United States of America by certified or official bank check payable to the order of the Company, upon surrender of this Warrant Certificate and payment of such Exercise Price to the Company at the designated office of the Warrant Agent in New York or at another office or agency to be maintained by the Company, but only subject to the conditions set forth herein and in the Warrant Agreement, provided, however, that no fractional shares shall be issued on exercise of the Warrant and that the number of kind of shares (or in certain events other property) purchasable upon exercise of the Warrants and the Exercise Price referred to on the reverse hereof may as of the date of this Warrant Certificate have been, or may after such date be, adjusted as a result of the occurrence of certain events, as more fully provided in the Warrant Agreement.

           No Warrant may be exercised after 5:00 p.m. on the Expiration Date.

           Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

          This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent (or an authenticating agent of the Warrant Agent appointed pursuant to Section 1 of the Warrant Agreement) by the manual signature of one of its authorized officers.

           IN WITNESS WHEREOF, DELTA FINANCIAL CORPORATION has caused facsimile signatures of its duly authorized officers to be printed hereon and the facsimile of its corporate seal to be affixed hereunto.

Dated: Countersigned: By:	DELTA FINANCIAL CORPORATION By: Name: Title: By: Name: Title:

DELTA FINANCIAL CORPORATION

          The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants issued pursuant to a Warrant Agreement dated as of December 21, 2000 (the “Warrant Agreement”), duly executed and delivered by the Company to Mellon Investor Services LLC, as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, imitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the registered holders or registered holder) of the Warrants and a copy of which Warrant Agreement will be available at the office of the Secretary of the Company for inspection by holders of Warrants during normal business hours.

          The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering the Warrant Certificate, with the Form of Exercise set forth hereon properly completed and executed, together with payment of the Exercise Price at the time in effect, to the Company at the designated office of the Warrant Agent in New York. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his assignee a new Warrant Certificate evidencing the number of Warrants not exercised.

          The Warrant Agreement provides that upon the occurrence of certain events the Exercise Price may, subject to certain conditions, be adjusted and under certain circumstances the Warrant may become exercisable for securities or other assets other than the shares referred to on the face hereof. If the Exercise Price is adjusted, the Warrant Agreement provides that the number of Common Shares purchasable upon the exercise of each Warrant shall be adjusted in certain circumstances.

          This Warrant Certificate is transferable, in whole or in part, on the register maintained by the Company at the designated office of the Warrant Agent for such purpose, upon surrender of this Warrant Certificate at the office of the Warrant Agent, or at another office or agency to be maintained by the Company, together with a written assignment of the Warrant Certificate, on the Form of Assignment set forth hereon or in other form satisfactory to the Warrant Agent, duly executed by the holder or his duly appointed legal representative, and together with funds to pay any applicable taxes or governmental charges payable in connection with such transfer. Upon such surrender and payment, a new Warrant Certificate shall be issued and delivered, in the name of the assignee and in the denomination or denominations specified in such instrument of assignment. If less than all of this Warrant Certificate is being transferred, a new Warrant Certificate or Certificates shall be issued of the portion of this Warrant Certificate not being transferred.

          This Warrant Certificate may be divided or combined with other Warrant Certificates upon surrender hereof to the Company at the designated office of the Warrant Agent, or at another office or agency to be maintained by the Company, together with a written notice specifying the names and denominations in which new Warrant Certifications are to be issued, signed by the holder hereof or his duly appointed legal representative, and together with the funds to pay any applicable taxes or governmental charges payable in connection with such transfer. Upon such surrender and payment, a new Warrant Certificate or Certificates shall be issued and delivered in accordance with such notice.

          The Company shall make no service or other charge in connection with any such transfer or exchange of this Warrant Certificate, except for any applicable taxes or governmental charges payable in connection therewith.

          The Company and the Warrant Agent may deem and treat the registered holder hereof as the absolute owner of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise or conversion hereof, any distribution to the holder hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by an notice to the contrary.

ELECTION TO EXERCISE
To be executed upon exercise of Warrant

          The undersigned hereby irrevocable elects to exercise the right, represented by this Warrant Certificate, to purchase __ shares of Common Stock and herewith tenders payment for such Common Stock to the order of Delta Financial Corporation in the amount of $______ in accordance with the terms hereof. The undersigned requests that a certificate for such Common Stock be registered in the name of

Name (Please Print)

Whose address is

Address (Please Print)

Delivery Address (if different) (Please Print)

          If said number of shares of Common Stock is less than all of the Common Stock purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of the shares of Common Stock be registered in the name of

Name (Please Print)

Whose address is

Address (Please Print)

and that such Warrant Certificate be delivered to

Delivery Address (if different) (Please Print)

(Insert Social Security or Taxpayer Identification Number of Holder)

Signature Guaranteed:

_____________________________________________________

ASSIGNMENT

To be executed to transfer the Warrant Certificate

FOR VALUE RECEIVED ___________ hereby sells, assigns and transfer unto

Whose address is ___________________________________________________________________________________

this Warrant Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint _______________
__________________________________________________________________________________________________________attorney to transfer the within Warrant Certificate on the books of the within-named Corporation, with full power of substitution.

Dated:_________________________	(Signature_____________________ must conform in all respects to name of holder as specified on the face of the Warrant Certificate.)

____________________________________________________
(Insert Social Security or Taxpayer Identification Number of Holder)